Exhibit 10.01

March 15, 2004

Mr. Louis DiNardo

Employment Agreement

Dear Lou:

Intersil Corporation (“Intersil”) is pleased to offer you the position of Executive Vice President and General Manager, Standard Linear Products Group of Intersil on the terms set forth below, effective immediately upon consummation of the Merger of Intersil and Xicor, Inc. (“Xicor”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 14, 2004, among Intersil, Xicor and Acquisition LLC.

1. Position; Term.

(a) You will be employed by Intersil as its Executive Vice President and General Manager, Standard Linear Products Group effective on the Closing Date (as defined in the Merger Agreement) of the Merger (the “Commencement Date”) and continuing until twenty-four (24) months after the Commencement Date unless sooner terminated in accordance with Section 6 hereof (the “Term of Employment”). The Term of Employment will be automatically extended for a 1 year period unless either party gives prior written notice of non-renewal to the other party three months in advance, or unless your employment is otherwise terminated in accordance with Section 6 hereof (the “Term of Employment”).

(b) You will have overall responsibility for the management of the Standard Linear Products Group and will report directly to Richard Beyer, President and CEO of Intersil Corporation. In addition, you will assume certain corporate responsibilities involving corporate strategy, as mutually determined between Richard Beyer and yourself. You will be expected to devote your full working time and attention to the business of Intersil, and you will not render services to any other business without the prior approval of the CEO of Intersil or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intersil or its subsidiaries. You will also be expected to comply with and be bound by Intersil’s operating policies, procedures and practices that are from time to time in effect during your Term of Employment. Your principal location of employment will be at Intersil’s offices in Milpitas, California or the surrounding area.

2. Base Salary. Your initial base salary will be $350,000 per year, payable in accordance with Intersil’s normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the CEO and Compensation Committee of the Board of Directors and increased from time to time, at the sole discretion of the Compensation Committee upon recommendation of the CEO, but in any event such compensation shall not be reduced below $350,000 per year during your Term of Employment (“Base Salary”).

3. Bonus. You will be eligible to receive a guaranteed $350,000 bonus during your first year of employment, provided that you are employed on the relevant payment dates. Subject to the preceding sentence, this bonus will be paid semi-annually (January 2005 and July 2005). Thereafter, your target annual bonus will be $350,000 (“Target Bonus”). After the first year of employment, your actual bonus payout will be determined based upon the terms and conditions of the Executive Incentive Plan (“EIP”).

4. Equity Compensation.

(a) (i) Subject to Section 4(a)(ii), the Compensation Committee of Intersil’s Board of Directors shall grant you stock options to purchase 300,000 shares of Intersil Class A Common Stock (the “New Intersil Options”) at an exercise price equal to the closing price of Intersil Class A Common Stock as quoted on the NASDAQ on the Commencement Date. The New Intersil Options will vest over a 4 year period beginning on the Commencement

Louis DiNardo

March 15, 2004

Date, with 25% of the New Intersil Options vesting on the first anniversary of the Commencement Date and 6.25% of the New Intersil Options vesting in equal quarterly installments thereafter if you have remained continuously employed by Intersil during such periods. Subject to the terms and conditions set forth in Section 7 hereof, all other terms and conditions of the New Intersil Options will be in accordance with Intersil’s equity compensation plan and Intersil’s standard terms and conditions for option grants to its executive officers. The grant of the New Intersil Options will be the only stock options granted to you during calendar year 2004. Subject to Section 4(a)(ii) and provided that you re employed by the Company on the date of grant, in calendar year 2004 you will be granted 30,000 Deferred Stock Units (“DSUs”) which will cliff vest on the third anniversary of the grant date.

Subject to Section 4(a)(ii), provided you are employed by the Company on the relevant grant date, in calendar year 2005, you will be granted options to purchase 125,000 shares of Intersil Class A Common Stock that will be granted and priced quarterly. These additional options will vest at 25% per year beginning on the first anniversary of the grant date and will be fully vested at the end of 4 years provided that you remain employed hereunder as Executive Vice President and General Manager, Linear Products Group. In addition, subject to Section 4(a)(ii), provided you are employed by the Company on the relevant grant date, in calendar year 2005, you will be granted 15,000 DSUs which cliff vest at the end of 3 years.

Subject to Section 4(a)(ii), provided you are employed by the Company on the relevant grant date, in calendar years 2006 and 2007, if you meet specific goals established by the CEO, you will be granted options to purchase 100,000 shares, each year, of Intersil Class A Common Stock that will be granted and priced quarterly. The additional options will vest 25% per year beginning on the first anniversary of the grant date and will be fully vested at the end of 4 years.

Stock options and DSUs will be issued in accordance with the terms and conditions of the 1999 Equity Compensation Plan.

(ii) The Company may determine, in its sole discretion, to alter the equity compensation described in Section 4(a)(i) due to changes in current equity compensation expensing practices. Therefore, the Company reserves the right to substitute different awards than those described above; provided, however, that such substituted awards will have the same aggregate value as those described above.

(b) All of your outstanding options to purchase Xicor Common Stock will be converted into options to purchase Intersil Class A Common Stock based on the Option Exchange Ratio (as defined in the Merger Agreement) and will have the exercise prices and other terms provided for in the Merger Agreement (the “Existing Options” and together with the New Intersil Options, the “Intersil Options”).

5. Other Benefits. You will be eligible for the normal vacation, health insurance, 401(k), employee stock purchase plan and other benefits offered to all Intersil senior executives of similar rank and status.

6. Employment and Termination. Your Term of Employment may be terminated by you or by Intersil at any time for any reason as follows:

(a) You may terminate your employment upon written notice to the CEO at any time in your discretion without reason (“Voluntary Termination”);

(b) You may terminate your employment upon written notice to the CEO at any time in your discretion because of (i) any material and substantial diminution of your duties and authorities or a demotion from the position of Executive Vice President and General Manager, Linear Products Group or (ii) any failure by Intersil to comply with the terms of this Employment Agreement, which failure is not cured within 30 days from the date you send notice to Intersil of such non-compliance (“Involuntary Termination”).

Louis DiNardo

March 15, 2004

(c) Intersil may terminate your employment upon written notice to you at any time following a determination by the CEO that there is “Cause” for such termination (“Termination for Cause”). “Cause” means (i) your conviction of a felony which constitutes a crime involving moral turpitude and results in harm to Intersil or any of its affiliates; (ii) a judicial determination that you have committed fraud, misappropriation or embezzlement against any person; or (iii) your willful or gross and repeated misconduct in the performance of your duties in each instance so as to cause material harm to Intersil or any of its affiliates.

(d) Intersil may terminate your employment upon written notice to you at any time at the sole discretion of the CEO without a determination that there is Cause for such termination (“Termination without Cause”); and

(e) Your employment will automatically terminate upon your death or upon your disability as determined by the CEO (“Termination for Death or Disability”); provided that “disability” shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.

In no event shall the expiration of the Term of Employment, by virtue of either party’s having given notice of non-renewal pursuant to Section 1(a) hereof, constitute Termination without Cause, an Involuntary Termination or Termination for Death or Disability.

7. Separation Benefits. Upon termination of your employment with Intersil for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Intersil’s existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination (except to the extent you are entitled to benefits under your Executive Change in Control Severance Benefits Agreement with Intersil dated the date hereof (the “Severance Benefits Agreement”), in lieu of any benefits provided below, in the event of a Covered Termination (as defined in the Severance Benefits Agreement)).

(a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of stock options or DSUs.

(b) In the event of your Involuntary Termination or Termination without Cause, you will be: (i) entitled to a single lump sum severance payment equal to 12 months of your Base Salary then in effect (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (ii) entitled to a single lump sum payment equal to a pro-rata portion (based on the number of days you were employed by Intersil during the calendar year of termination divided by 365) of your Target Bonus for the year of termination, without regard to satisfaction of any target performance objectives, payable within 30 days following your termination; and (iii) you will have twelve (12) months from your termination date (or the remaining term of the applicable option grant if shorter than 12 months) to exercise any outstanding vested and exercisable options.

(c) In addition to the benefits set forth in subsection (b) above, in the event of your Involuntary Termination, or Termination without Cause (as defined in this subsection (c) below), on or before the date twelve (12) months following the Commencement Date, you will be eligible to continue your benefits providing for coverage or payment in the event of your (or your covered dependents’) death, disability, illness or injury that were provided to you, whether taxable or non-taxable and whether funded through insurance or otherwise (the “Welfare Benefits”) under any Welfare Benefits plan or program maintained by Intersil on the same terms and conditions (including cost to you) as in effect immediately prior to your termination for a period of one (1) year following your termination. With respect to any Welfare Benefits provided through an insurance policy, Intersil’s obligation to provide such Welfare Benefits following your termination shall be limited by the terms of such

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March 15, 2004

policy; provided that (A) Intersil shall make reasonable efforts to amend such policy to provide the continued coverage described in this subsection (c), and (B) if a policy providing health benefits is not amended to provide the continued benefits described in this subsection (c), Intersil shall pay for the cost of comparable replacement coverage (or Medigap insurance if you qualify for Medicare) until the end of the one year period following your termination. Additionally, Intersil shall reimburse you for any income tax liability due as a result of the provision of Welfare Benefits under this subsection (c) (and as a result of any payments due under this provision) in order to put you in the same after-tax position as if no taxable Welfare Benefits had been provided.

Solely for purposes of this Section 7(c), “Termination without Cause” shall mean Intersil’s termination of your employment at any time on or before the date twelve (12) months following the Commencement Date for any reason other than fraud, misappropriation or embezzlement by you which results in material loss, damage or injury to Intersil as determined by the CEO and legal counsel that you were guilty of such conduct and specifying the particulars thereof in detail. In the event that the CEO and legal counsel so determine that your termination is not a Termination without Cause under this Section 7©, then you will be treated as being terminated for Cause and subject to Section 7(a).

(d) In the event of your Termination for Death or Disability during the Term of Employment, you will be: (i) entitled to a single lump sum severance payment equal to 12 months of your Base Salary then in effect (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; and (ii) entitled to a single lump sum payment equal to a pro-rata portion (based on the number of days you were employed by Intersil during the calendar year of termination divided by 365) of your Target Bonus for the year of termination, without regard to satisfaction of any target performance objectives, payable within 30 days following your termination.

(e) No payments due you hereunder shall be subject to mitigation or offset.

8. Indemnification Agreement. Effective on the Commencement Date, if you have an Indemnification Agreement, Intersil hereby assumes and agrees to be bound by the terms and conditions of the Indemnification Agreement you entered into with Xicor.

9. Proprietary Information Agreement. Effective on the Commencement Date, you hereby acknowledge and agree that your Agreement Regarding Proprietary Information and Inventions you entered into with Xicor shall inure to the benefit of Intersil, and shall be fully enforceable by, and apply in all respects with respect to, Intersil.

10. Non-Compete/Non-Solicitation.

(a) For a 2-year period following the Commencement Date, you will not (directly or indirectly) participate in, engage in or hold any material interest in, or otherwise deal or become associated with, any business that is competitive with Intersil’s business. The non-compete covenant in the preceding sentence shall apply in the geographic areas of: (i) the counties of Santa Clara, San Mateo, San Diego, Orange and San Francisco counties of California; (ii) California; (iii) the Unites States of America; and (iv) the world.

(b) During the 1-year period following the expiration of the Term of Employment, you will not solicit for hire, or hire, senior executives or engineers employed by Intersil or its affiliates.

(c) If the provisions of this Section 10 should ever be adjudicated to exceed any maximum time, geographic, service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law. You acknowledge that the provisions of this Section 10 are, in view of the nature of the business of Intersil and its subsidiaries, reasonable and necessary to protect the legitimate interests of Intersil and its subsidiaries and that any violation of this

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March 15, 2004

Section 10 may result in irreparable injury to Intersil or its subsidiaries entitling Intersil to temporary or permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative with and in addition to any other rights or remedies to which Intersil may be entitled hereunder or at law or in equity.

11. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this Employment Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

12. Miscellaneous.

(a) Effectiveness of Agreement. This Employment Agreement shall be deemed effective at the Effective Time (as defined in the Merger Agreement) of the Merger. If the Merger does not occur and the Merger Agreement is terminated, this Employment Agreement shall have no force or effect and shall be void ab initio.

(b) Authority to Enter into Agreement. Intersil represents that it is has duly authorized the execution and delivery of this Employment Agreement on behalf of Intersil.

(c) Absence of Conflicts; Termination of Prior Agreement. You represent that upon the Commencement Date your performance of your duties under this Employment Agreement will not breach any other agreement as to which you are a party. Upon the Commencement Date, your prior employment agreement with Xicor dated November 4, 2000 (the “Prior Agreement”) and any Executive Change in Control Severance Benefits Agreement with Xicor shall terminate and be of no further force or effect without any liabilities of the parties thereto or Intersil or its affiliates.

(d) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this Employment Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Employment Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

(e) Successors. This Employment Agreement is binding on and may be enforced by Intersil and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intersil or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intersil’s obligations under this Employment Agreement.

(f) Notices. Notices under this Employment Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intersil in writing. Notices to Intersil will be addressed to its General Counsel at Intersil’s corporate headquarters.

(g) Waiver. No provision of this Employment Agreement will be modified or waived except in writing signed by you and an officer of Intersil duly authorized by its Board of Directors. No waiver by either party of any breach of this Employment Agreement by the other party will be considered a waiver of any other breach of this Employment Agreement.

(h) Entire Agreement. This Employment Agreement, including such other agreements expressly referred to herein and including the applicable stock option plans, option agreements and related documents with respect to

Louis DiNardo

March 15, 2004

your equity grants, and your Executive Change of Control Severance Benefits Agreement with Intersil dated the date hereof, represent the entire agreement between us concerning the subject matter of your employment by Intersil, and expressly supersede all other promises or understandings, oral or written, including without limitation the Prior Agreement.

(i) Governing Law. This Employment Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

Severability. If any portion of this Employment Agreement shall be determined to be unenforceable, the remaining provisions of this Employment Agreement shall remain in force.

Lou, we very much look forward to your joining Intersil as its Executive Vice President and General Manager, Linear Products Group. Please indicate your acceptance of the terms of this Employment Agreement by signing in the place indicated below.

Sincerely, INTERSIL CORPORATION

By:	/s/ RICHARD M. BEYER
	Name:	Richard M. Beyer
	Title:	President and CEO

Acknowledged and Agreed:

/s/ LOUIS DINARDO
Louis DiNardo